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                                  EXHIBIT 10.40
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                             LONG-TERM CARE FACILITY
                              MANAGEMENT AGREEMENT


      THIS LONG-TERM CARE FACILITY MANAGEMENT AGREEMENT (the "Agreement") is made as of the 31st day of January, 1997, by and between International
Health Care Properties 72, L.P., a Georgia limited partnership ("Owner"), and Centennial HealthCare Management Corporation, a Georgia corporation ("Manager").

                              W I T N E S S E T H :

      WHEREAS, Owner presently owns and/or as manages, as or for the certified and licensed operation thereof, certain real and personal property (both tangible and intangible) comprising a certain 144-bed nursing center located in Oakland County, Novi, Michigan (the "Facility"); and

      WHEREAS, Owner and Manager desire for Manager to provide its experience, skill and supervision to manage the Facility on behalf of Owner under and subject to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual promises and covenants of the parties contained herein and for such other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.

                        MANAGEMENT DUTIES AND OBLIGATIONS

      1.01 Control Retained by Owner. Owner shall at all times exercise overall control over the assets and operations of the Facility, subject to the terms of this Agreement, and Manager shall perform the duties herein required to be performed by it as the agent of Owner and in accordance with the policies and directives from time to time adopted by Owner.

      1.02 Changes in Method of Operation. Manager shall not make substantial changes in the method of operating the Facility unless Manager first notifies Owner and Owner has given its approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, however, Manager shall have the right to add to, expand, or change the Facility or the services provided at the Facility without approval by Manager, subject to the requirements of any Mortgagees of the Facility or any regulatory agencies having jurisdiction over such addition, expansion, or change. Owner shall join in any certificate of need or other applications required to effect such addition, expansion or other change.

      1.03 Management of Facility. During the term of this Agreement and subject to the terms and conditions of this Agreement, Manager shall on behalf of Owner manage certain aspects of the operation of the Facility. Manager may perform such services directly, through supervision of Employees of the Facility, or by subcontracting such performance (including, without limitation, subcontracts with affiliates or subsidiaries of Centennial HealthCare Corporation, Manager's parent corporation), as Manager deems fit, and upon such terms and conditions as Manager shall determine in its sole discretion.
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            (a) Hire or lease on behalf of Owner and retain (to the extent such personnel are reasonably available in the community in which the Facility is located) an adequate staff of nurses, technicians, nurse aides, office and other employees, including a qualified administrator (the "Administrator") and shall promote, direct, assign and discharge all such employees on behalf of Owner at Manager's sole discretion; provided, however, that leased employees shall be subject to the direction and control of the lessor of such leased employees. All employees shall be employees of or leased by Owner and carried on the payroll of the Facility and shall not be deemed employees or agents of Manager.

            (b) Institute and amend, from time to time general salary scales, personnel policies and appropriate employee benefits for all employees on behalf of Owner; provided, however, that leased employees shall be subject to the general salary scales, personnel policies and employee benefit programs of the lessor of such leased employees. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (c) Issue appropriate bills for services and materials furnished by the Facility and use its reasonable best efforts to diligently collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or desirable claims related to revenue production. Owner hereby grants Manager the right to enforce Owner's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (d) Order, supervise and conduct a program of regular maintenance and repair.

            (e) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the Facility.

            (f) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

            (g) Provide for the orderly payment (to the extent funds are available therefor) of accounts payable, employee payroll, amounts due on short and long-term indebtedness, taxes, insurance premiums, and all other obligations of the Facility.

            (h) Institute standards and procedures for admitting patients, for charging patients for services, and for collecting the charges from the patients or third parties.

            (i) Obtain and maintain insurance coverage for the Facility naming Owner, Manager and such other persons requested by Owner and Manager as insureds as provided in Section 6.01 hereof.

            (j) Negotiate and enter into, in the name of and on behalf of Owner, such agreements, contracts and orders as Manager may deem necessary or advisable, for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility.


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            (k) After notice to Owner, negotiate on behalf of Owner (and in conjunction with Owner's counsel) with any labor union lawfully entitled to represent employees of Owner who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Owner for its approval and execution.

            (l) As provided in Section 1.08(a), assist in maintaining all licenses and permits required for the operation of the Facility, its contracts with third party payors and other similar governmental and nongovernmental agencies and intermediaries.

            (m) Make periodic evaluations of the performances of all departments of the Facility.

            (n) Negotiate and arrange for the sale or refinancing of the Facility to Manager or an affiliate of Manager or to a third party, provided any sale of the Facility shall be for a purchase price equal to or greater than the Option Price set forth in Section 3.03 of this Agreement.

      1.04  Reports to Owner.

            (a) Manager shall prepare and deliver to Owner or shall cause to be prepared and delivered to Owner, within thirty (30) days after the close of each calendar month, unaudited financial statements covering the prior month and containing a balance sheet and statement of income and expenses in reasonable detail.

            (b) Manager shall submit to Owner or shall cause to be submitted to Owner, for Owner's approval (which approval will not be unreasonably withheld) each twelve (12) months its budget for the operation of the Facility setting out anticipated income, expenses and capital expenditures during the succeeding twelve (12) month period. Manager shall use its reasonable best efforts to operate the Facility in accordance with the provisions of the budget for the Facility as submitted to Owner. Such proposed budget for the Facility shall be delivered to Owner prior to the commencement of the operational fiscal year of the Facility.

            (c) Manager shall schedule periodic management meetings to be attended by representatives of both Manager and Owner no less frequently than semi-annually and shall furnish to Owner quarterly written progress reports concerning the operation of the Facility.

      1.05  Bank Accounts.

            Manager shall deposit in a bank account or accounts of Manager or Manager's affiliate(s) (collectively referred to in this Section 1.05 as Manager) established in Manager's name (the "Facility Depository Accounts") all funds received from the operations of the Facility (the "Facility Funds"). Manager may at its option "sweep" these accounts as often as it deems appropriate, and in its discretion either (i) consolidate and commingle the Facility Funds with funds from other facilities owned, operated or managed by Manager into Manager's primary concentration/operating account(s) in NationsBank, Atlanta, Georgia or such other place and with such financial institutions as Manager may determine (the "Operating Accounts"), or (ii) segregate such Facility Funds in an account(s) separate and apart from Manager's Operating Accounts (the "Segregated Facility Accounts"). Manager shall disburse Facility Funds received from the Facility's operations in the manner and order of priority described in section 1.06(a) below. Manager shall also deposit and maintain the personal


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funds of the Facility's residents into a separate trust account established in
Manager's name (the "Facility Trust Accounts"). Manager shall designate the signatory or signatories required on all checks or other documents of withdrawal for the Facility Depository, Operating, Segregated Facility, and Facility Trust Accounts.

      1.06  Flow of Facility Funds.

            (a) All revenues and cash of the Facility shall be disbursed by Manager in the following order of priority and, in each case, in such amounts and at such times as Manager deems is required to be made in connection with the payment of:

                  (1) the Facility's loan payments, including accrued and unpaid interest and principal amortization, due from Owner to Capstone Capital Corporation ("Capstone") pursuant to that certain Loan Agreement dated as of January 31, 1997 by and between Capstone and Owner (the "Capstone Loan") or such other lender as may provide mortgage financing encumbering the Facility from time to time;

                  (2) the costs and expenses of operating the Facility, including the reimbursable expenses of Manager;

                  (3) such reserves for capital replacements or other purposes as shall be required by any lender to Owner or as Manager shall deem appropriate in its sole discretion;

                  (4) all accrued and unpaid Fixed Management Fees (defined in Section 5.01) to Manager;

                  THEN, after retention by Manager of an adequate working capital reserve (in cash or available credit under a working capital loan or line of credit obtained to the operating needs of the Facility (the "Working Capital Loan") (such reserve to be determined by Manager in its discretion and held in such subaccount of the Facility Depository, Operating or Segregated Facility Accounts as Manager shall determine);

                  (5) all accrued and unpaid interest on the Working Capital Loan; and

                  (6) any principal balance outstanding under the Working Capital Loan whether or not any or all of such balance is then due and payable.

            (b) Manager agrees that to the extent the total of items described in paragraphs 1, 2, 3 and 4 above (collectively the "Base Operating Costs") exceed the Facility's


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collected net revenues (resulting in an "Operating Deficit"), Manager shall, as soon as possible and not less than five (5) business days after notice from Owner, advance funds under the Working Capital Loan, if available, as may be necessary to cover or offset such Operating Deficit.

      1.07 Access to Books, Records and Documents. If it is ultimately determined that Section 952 of the Omnibus Budget Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four (4) years after the furnishing of services pursuant to this Agreement, Manager shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature of this Agreement for which payment may be made under the Medicare program; and

            (b) If Manager carries out any of the duties of this Agreement pursuant to a subcontract or subcontracts with an aggregate value or cost of $10,000 or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that, until the expiration of four years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the Secretary of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such subcontractors for which payment may be made under the Medicare program.

      1.08  Licenses.

            (a) Manager, as agent for Owner and on Owner's behalf, shall apply for and seek to obtain and maintain all necessary licenses, permits, certifications, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility. Manager agrees that its management and operation of the Facility shall materially and substantially comply with any representations made by Owner in the Certificate of Need application for the Facility with the Michigan Agency for Health Care Administration, to the extent disclosed in writing to Manager, as well as all conditions placed upon such Certificate of Need and so disclosed in writing to Manager. Manager, by applying for such licenses, permits, consents, and approvals, does not in any way guarantee the approval of such applications and shall have no liability with respect to any failure of the Facility to receive any such license, permit, consent or approval.

            (b) Neither Owner nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Owner's right to accept and obtain payments under Medicare, Medicaid, or any other public or private third party medical payment program.

            (c) Manager shall, with the written approval of Owner, have the right to contest or cause to be contested by appropriate legal proceedings, diligently conducted in


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good faith in the name of Owner, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Owner, after having given its written approval, shall pay attorneys' fees incurred with regard to the contest. Counsel for any such contest shall be selected by Manager, with Owner's approval which shall not be unreasonably withheld. Manager shall have the right, upon notice to Owner but without the written consent of Owner, to process all third-party claims for the services of the Facility, including, without limitation, the full right to contest to the exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

      1.09 Administrator. Manager shall employ or lease for the Facility an Administrator to serve as the chief executive officer of such Facility. The Administrator shall be an employee of and shall be compensated by Owner and Manager shall pay on Owner's behalf out of the Operating Accounts of the Facility, in advance, on or before the fifth (5th) day of each month, all compensation, including salary, fringe benefits, bonuses and business expense reimbursements approved by Manager, to the Administrator. The term "fringe benefits" shall include, without limitation, employer's F.I.C.A. payments, unemployment compensation and other employment taxes, bonuses, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums and disability and other benefits.

      1.10 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of Owner, not of Manager, but all such obligations shall be paid by Manager on Owner's behalf out of the Facility Funds. With Owner's prior written consent, Manager may contest the validity or amount of any such tax or imposition on the Facility.

      1.11 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such authorized representative of Manager during such visits and all out-of-pocket expenses arising from travel and lodging connected with such visitations shall not be charged separately to Owner.

      1.12 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any material statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility and to comply with all orders and requirements of the local board of fire underwriters or any other body which may exercise similar functions; provided, however, that Manager shall not be required to expend its separate funds in order to comply with any such statutes, ordinances, laws, rules, regulations or orders, and to the extent any funds are so required, it shall fulfill its obligations hereunder by notifying Owner of the actions necessary in order to be in compliance therewith and expending such funds of Owner as Owner may provide or as Manager may deem available for such purpose.

      1.13 Quality Controls. Manager shall activate and maintain on a continuing basis a "Quality Assurance Program" in order to provide objective measurements of the quality of health care provided at the Facility and, in connection therewith, shall utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and inspections.


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      1.14 Staff Specialists. In addition to the other managerial services provided for herein, Manager shall provide or cause to be provided to the Facility, for consultation and advice, staffing services to include, when Manager deems necessary or appropriate, specialists in such fields as accounting, auditing, budgeting, dietary services, operations, environmental control, management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures, and third-party reimbursement.

      1.15 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement if Manager is prevented from performing any of its obligations hereunder for reasons beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God, or the action or promulgation of any statute, rule, regulation or order by any federal, state, or local governmental or judicial agency or official, nor shall it be deemed in default hereunder or otherwise liable for any error of judgment or act or omission in the performance of its services hereunder, which is made in reasonable good faith.

      1.16 Additional Services. Owner agrees that any specialized or additional services recommended by Manager, including, without limitation, services described in Section 1.12, 1.13, and 1.14 of this Agreement may be performed for a separate fee. Such services may be performed directly by Manager, by employees of the Facility under the supervision of Manager or by subcontractors (including, without limitation, subcontracts with affiliates or subsidiaries of Centennial HealthCare Corporation, Manager's parent corporation), as Manager deems fit, and upon such terms and conditions as Manager shall determine in its sole discretion. If Manager provides such service directly, such fee shall not be in excess of such amount as would be charged by a third party, negotiating at arm's length, for the performance of such service. Examples of such services include, without limitation, (a) the preparation of annual financial reports and tax returns; (b) the preparation of Medicare and Medicaid cost reports; (c) costs incurred in the maintenance of lending relationships with Owner's mortgagee and working capital lender; and (d) any other expenses of Manager in performing services for the benefit of Owner not expressly covered in this Agreement.

      1.17 Maintenance of Facility. Manager agrees to maintain the Facility in a good and serviceable condition, ordinary wear and tear and damage by fire or other casualty or resulting from condemnation excepted, to the extent sufficient revenues of the Facility are available for such purpose.

      1.18 Civil Money Damages. Manager agrees that if any civil money penalties are imposed by HCFA or the State of Michigan as a result of the nursing care and/or treatment provided to residents of the Facility by employees of the Facility, Manager will reimburse Owner for the amount of the civil money penalty imposed; provided, however, that Manager must be notified immediately upon notice of the civil money penalty and/or any Statement of Deficiencies issued by HCFA or the State of Michigan. Manager reserves the right to appeal or waive appeal of any civil money penalty imposed by HCFA or the State of Michigan. Manager further reserves the right to retain counsel to represent the Facility in any appeal or settlement proceedings.


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                                   ARTICLE II.

                              TERM AND TERMINATION

      2.01 Term. The term of this Agreement shall commence as of the date hereof (the "Effective Date"), and shall continue until the earlier of the following dates: (i) the date which falls on the twentieth (20th) anniversary thereof (the "Initial Period"), or (ii) the date on which Manager ceases to furnish management services to the Facility and this Agreement is terminated for whatever reason; provided however, that Manager shall have the option to extend the term of this Agreement for two (2) consecutive additional periods of ten
(10) years each beyond the Initial Period (the "Second Period" and "Third Period," respectively, and together with the Initial Period the "Term") upon Manager's written notice to Owner and payment to Owner of an extension fee of Five Hundred Dollars ($500.00) at the time Manager exercises such option, or upon demand made thereafter by Owner.

      2.02  Optional Termination by Manager.

            (a) Manager has the option to terminate this Agreement, without damage or penalty, upon ten (10) days prior written notice to Owner, upon the occurrence of either of the following events:

                  (i) The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (x) it is not practicable or desirable to rebuild, repair or restore the Facility within a period of nine (9) months to its condition immediately preceding such damage, or (y) the conducting of normal operations of the Facility would be prevented for a period of nine (9) months or more; or

                  (ii) Title to or the temporary use of all or substantially all the Facility is taken under the exercise of the power of eminent domain by any governmental authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties prevents or is likely to prevent the conducting of normal operations at the Facility for a period of at least nine (9) months.

Provided, however, that in either of such events, in addition to the rights of Manager hereunder, Manager shall have the right, but not the obligation to rebuild, restore or otherwise rearrange the Facility and recommence operations thereof, and thereupon Manager shall continue to manage the Facility under the same terms, conditions, and fees as provided herein.

                                  ARTICLE III.

                                     OPTION

      3.01 Option to Purchase. Manager shall have the option to purchase the Facility from Owner subject to the terms and conditions herein (the "Option").


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      3.02 Exercise of Option. Manager may exercise the Option at any time during the Term of this Agreement, or within 180 days after any valid termination of this Agreement. Manager may exercise the Option by providing Owner ten (10) days prior written notice of Manager's intention to purchase the Facility.

      3.03 Option Price. If Manager exercises the Option, the purchase price to be paid by Manager to Owner for the Facility shall be the greater of:

            (a)   Five times the annual net operating income of the Facility; or

            (b)   The sum of:

                  (1) the outstanding principal balance of any and all loans encumbering the Facility, including, without limitation, the Capstone Loan and the Working Capital Loan, or any renewals, replacements, consolidations, or other extensions of secured credit in respect of the Facility; and

                  (2) any prepayment penalties associated with the repayment of the Capstone Loan and/or the Working Capital Loan;

                  REDUCED BY the sum of any credits or reserves deposited with lenders in respect of the Facility.

                                   ARTICLE IV.

                              DEFAULT AND REMEDIES

      4.01 Events of Default. The following shall constitute events of default ("Events of Default" and each individually an "Event of Default") under this
Agreement:

            (a) If Owner fails to do any of the following and the responsibility and means (including any and all necessary funds) to pay or perform same has not been delegated to Manager hereunder: (i) make or cause to be made any payment to Manager required to be made by Owner, and such failure shall continue for as much as thirty (30) days after notice thereof shall have been given to Owner,
(ii) perform its obligations under this Agreement in any material respect, and such default shall continue for a period of thirty (30) days after notice thereof shall have been given by Manager to Owner, or (iii) make payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

            (b) If Manager fails (i) to make or cause to be made any payment to or on behalf of Owner required to be made by Manager, and such failure shall continue for as much as thirty (30) days after notice thereof shall have been given to Manager, (ii) to perform its obligations under this Agreement in any material respect, and such failure shall continue for a period of thirty (30) days after notice thereof shall have been given by Owner to Manager, or (iii) to make payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

            (c) If, through no fault of Manager, the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension,


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termination or revocation shall continue unstayed and in effect for a period of fourteen (14) consecutive days;

            (d) If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, the Facility (1) loses its Medicaid or Medicare certification, (2) loses its license to operate as a nursing home, or (3) is closed, and such event continues unstayed and in effect for a period of fourteen (14) consecutive days;

            (e) If, due to Manager's failure to maintain the Facility in material compliance with applicable laws, regulations or rules, patient admissions are suspended, and such event continues unstayed and in effect for the later of ninety (90) days or the date on which occupancy decreases more than ten percent (10%) from the occupancy level at the date of such suspension;

            (f) If either Owner or Manager shall (1) be adjudicated bankrupt;
(2) admit in writing its inability to pay its debts generally as they become due; (3) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (6) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets; or

            (g) If a petition shall have been filed against Owner or Manager in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a receiver, conservator, trustee or liquidator of all or part of Owner's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

      4.02 Remedies Upon Default. If any Event of Default by either party shall occur and be continuing, the other party may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement by giving written notice of such termination, and neither party shall have any further obligations whatever under this Agreement, except Manager shall retain the Option for 180 days after termination of this Agreement.

                                    ARTICLE V

                                 MANAGEMENT FEE

      5.01 Management Fee. Commencing from the effective date of this Agreement and continuing until the end of the Term hereof, Owner shall pay to Manager a monthly fee of seven percent (7.0%) of the "Gross Revenues" generated by the Facility, as determined on an accrual basis (the "Management Fee"). "Gross Revenues" shall mean, for the Facility, total revenues of such Facility, including, without limitation, all ancillary fees, charges, rentals and other revenue derived in any way from the operation of such Facility, on an accrual basis, after


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deduction of allowances for contractual adjustments as they relate to third-party payors and before deduction of any and all expenses.

      5.02 Payment of Management Fee. On or before the tenth (10th) day of each month during the Term hereof, Owner shall pay Manager an estimated Management Fee based on the estimated Gross Revenues of the Facility during the current month. The Management Fee due hereunder shall be paid from the Facility Funds. If there is insufficient cash from the operation of the Facility to pay the Management Fee when due, the Management Fee shall be paid with an advance under the Working Capital Loan.

      5.03 Fees for Additional Services. Any additional fees charged to Owner pursuant to Section 1.16 hereof shall be paid by Owner to Manager from time to time at Manager's sole discretion.

      5.04 Adjustment. Within fifteen (15) days after the delivery of the annual financial statements of the Facility, Owner shall pay to Manager or Manager shall credit Owner such amount as is necessary to make the amount of the Management Fees paid with respect to the year to which the financial statements relate equal to the amount of the Management Fees shown to be due by the annual financial statements.

                                   ARTICLE VI

                                    INSURANCE

      6.01 Insurance/Indemnity. During the term of this Agreement, Manager shall at all times keep the Facility insured with the kinds and amounts of insurance described below, which, at a minimum, shall be modified as necessary to satisfy all requirements of any Facility mortgagee. This insurance shall be written by companies authorized to do insurance business in the State of Michigan. The policies will name Owner as additional insured, and name any mortgagee of the Facility by way of standard form of mortgagee's loss payee endorsement. Losses shall be payable to Owner, in trust, as provided in Section 6.05 below. Any loss adjustment shall require the written consent of Owner, Manager and each mortgagee. Evidence of insurance shall be deposited with Owner and, if requested, with any mortgagee(s). The policies on the Facility shall insure against the following risks:

            (a) Loss or damage by fire and such other risks as may be included in the broadest form of extended coverage insurance from time to time available, including but not limited to loss or damage from leakage of any sprinkler system now or hereafter installed in the Facility, in amounts sufficient to prevent Owner or Manager from becoming a co-insurer within the terms of the applicable policies and in any event in an amount not less than one hundred percent (100%) of the then full replacement value thereof (as defined below in Section 6.02);

            (b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably agreed by Owner and Manager from time to time;

            (c) Claims for personal injury or property damage under a policy of general public liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence in respect of bodily injury, One Million and No/100 Dollars


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

($1,000,000.00) aggregate per occurrence, and Three Hundred Thousand and No/100 Dollars ($300,000.00) for property damage;

            (d) Claims arising out of malpractice in an amount not less than One Million and No/100 Dollars ($1,000,000.00) for each person and for each occurrence;

            (e) Such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the State of Michigan; and

            (f) Workers' compensation.

      6.02 Replacement Cost. The term "full replacement value" of improvements as used herein, shall mean the actual replacement cost thereof from time to time, less exclusions provided in the normal fire insurance policy.

      6.03 Additional Insurance. In addition to the insurance described above, Manager shall maintain such additional insurance as may be reasonably required from time to time by any mortgagee of the Facility.

      6.04 Waiver of Subrogation. Any provision in this Agreement to the contrary notwithstanding, each party, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights it may have against the other, its agents, or employees, for any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by the insured party. Each party further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.

      6.05 Insurance Proceeds. All proceeds payable by reason of any casualty loss or damage to all or any part of the Facility and insured under any policy of insurance required by Section 6.01 above of this Agreement shall be paid to Owner and held by Owner in trust (subject to the provisions of Section 6.06 below and the rights of the holders of the Facility mortgages) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Facility, and shall be paid out by Owner from time to time for the reasonable costs of such work. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Facility shall be returned, as applicable, to the insurer or Manager as their interests may appear.

      6.06 Damage or Destruction. If, during the Term of this Agreement, the Facility is totally or partially destroyed from a risk covered by the insurance described in Section 6.01 above, Owner shall, as soon as practicable, restore the Facility to substantially the same condition as existed immediately before the destruction. Upon the commencement of such work, Owner shall proceed with due diligence to complete such work within a reasonable period of time. If the costs of the restoration exceed the amount of proceeds received by Owner from the insurance required under Section 6.01 Manager shall have the right but not the obligation to pay the difference between the amount of insurance proceeds and such cost of restoration.

      6.07 Restoration of Manager's Property. If Owner is required to restore the Facility as provided in Section 6.06, Owner shall not be required to restore alterations made by Manager, or Manager's improvements, trade fixtures or personal property, such excluded items being the sole responsibility of Manager to restore. Owner shall, however, be required to restore the Facility's tangible personal property owned by Owner.

      6.08 Manager's Blanket Policy. Notwithstanding anything to the contrary contained in this Article VI, Manager's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy, carried and maintained by Manager; provided, however, that the coverage afforded Owner will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement.

                                  ARTICLE VII.

                               COVENANTS OF OWNER

      7.01 Licensing; Changes and Services. Subject to the terms of this Agreement, Owner agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Owner agrees that it will not, through the exercise of its overall supervisory powers, substantially change the services rendered by the Facility during the term hereof without the prior written approval of Manager.

      7.02 Damage or Destruction. If the Facility or any portions thereof shall be damaged or destroyed by fire or other casualty, Owner shall commence to repair, restore, rebuild or replace any such damage or destruction within sixty
(60) days after such fire or other casualty and shall proceed with due diligence to complete such work within a reasonable period of time.

                                  ARTICLE VIII.

                             MISCELLANEOUS COVENANTS

      8.01 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      8.02 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Owner and Manager with respect to the Facility.


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

      8.03 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), or mailed, postage prepaid, registered, or certified mail return receipt requested:

            (a)   to Owner, by addressing the same to:

                  International Health Care Properties 72, L.P.
                  404 BNA Drive
                  Suite 404
                  Nashville, Tennessee 37217

            (b)   to Manager, by addressing the same to:

                  Centennial HealthCare Management Corporation
                  400 Perimeter Center Terrace
                  Suite 650
                  Atlanta, Georgia  30346
                  Attn:  Alan C. Dahl, Executive Vice President

or to such other address or to such other person as may be designated by notice given from time to time during the term of this Agreement by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, telegraph or telecopy (receipt confirmed).

      8.04 Entire Agreement; Amendments. The Agreement contains the entire agreement between the parties hereto, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

      8.05 Governing Law. All the terms and provisions hereof and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia (without regard to its rules of conflicts of laws).

      8.06 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only and do not constitute a part hereof.

      8.07 Disclaimer of Employment of Facility Employees. No person employed in the operation of the Facility will be an employee of Manager, and Manager will have no liability for payment of their wages, fringe benefits, payroll taxes and other expenses of employment.

      8.08 Responsibility for Misconduct of Employees and Other Persons. Manager shall be liable to the Facility in connection with damage or loss directly sustained by Owner by reason of the dishonesty, wilful misconduct and gross negligence of Manager's employees in the operation of the Facility during the term of the Agreement.

      8.09 Authorization of Agreement. Manager and Owner represent and warrant, each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice, or both result in a default under or violate or conflict with (i) the provisions of the articles of incorporation and bylaws of Manager or Owner, or (ii) any other material agreement, mortgage, loan agreement or other contract or instrument by which either party is bound or to which any of its property or assets are subject, or
(iii) any existing law, regulation, court order or consent decree by which either party is bound or to which any of its property or assets are subject.

      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

                                    OWNER:

                                    INTERNATIONAL HEALTH CARE PROPERTIES 72,
                                    L.P.


                                    By: International Health Care
                                        Associates 72, Inc., as General Partner


                                        By: /s/ Jere M. Ervin
                                            ------------------------------------
                                        Name: Jere M. Ervin
                                        Its: Executive Vice President


                                    MANAGER:

                                    CENTENNIAL HEALTHCARE MANAGEMENT
                                    CORPORATION


                                    By: /s/ Randall J. Bufford
                                            ------------------------------------
                                    Name: Randall J. Bufford
                                    Its: Executive Vice President

                                 SCHEDULE 10.40

      CHMC has entered into an agreement with International Health Care Properties 72, L.P. substantially identical to Exhibit 10.40 as follows:

      1. Long Term Care Facility Management Agreement dated January 31, 1997 for Farmington Hills, Michigan facility.


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